EXHIBIT 99.1

NEWS RELEASE

For Immediate Release	Contact:	Michael Sund
November 9, 2004		(858) 503-3233

MAXWELL TECHNOLOGIES RAISES $11 MILLION THROUGH

SALE OF COMMON STOCK TO 13 INSTITUTIONAL INVESTORS

SAN DIEGO, Calif. — Maxwell Technologies, Inc. (Nasdaq: MXWL) announced today that it has raised approximately $11.0 million through the sale of approximately 1.19 million shares of common stock to 13 institutional investors. Net proceeds of approximately $10.2 million after deduction of expenses and fees are intended to be used for working capital and general corporate purposes.

“This financing augments the company’s cash resources to support current and future growth,” said Dr. Richard Balanson, Maxwell’s president and chief executive officer. “We are very pleased to have been able to obtain equity financing on these terms with quality, long-term-oriented, investors.”

Maxwell sold the shares directly to the investors in a negotiated transaction in which no underwriters were used for placement. The shares had previously been registered under the Securities Act of 1933, as amended, pursuant to a shelf registration statement on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) on September 8, 2004. The registration statement was declared effective by the Commission on October 28, 2004. A prospectus supplement describing the offering and sale of the shares was filed with the Commission today, November 9, 2004.

The transaction increases total Maxwell common shares outstanding to approximately 15.65 million.

About Maxwell Technologies, Inc.

Maxwell is a leading developer and manufacturer of innovative, cost-effective energy storage and power delivery solutions. Our BOOSTCAP® ultracapacitor cells and multi-cell modules and POWERCACHE® backup power systems provide safe and reliable power solutions for applications in consumer and industrial electronics, transportation and telecommunications. Our CONDIS® high-voltage grading and coupling capacitors help to ensure the safety and reliability of electric utility infrastructure and other applications involving transport, distribution and measurement of high-voltage electrical energy. Our radiation-mitigated microelectronic products include power modules, memory modules and single board computers that incorporate powerful commercial silicon for superior performance and high reliability in aerospace applications. For more information, please visit our website: www.maxwell.com.

Statements in this press release, other than historical information, may be “forward-looking” in nature within the meaning of the Private Securities Litigation Reform Act of 1995, and are subject to various risks, uncertainties and assumptions. These statements are based on management’s current expectations. The risks, uncertainties and assumptions that may affect Maxwell include factors disclosed in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2003. The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this press release.

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